 Exhibit 12.1: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
                          (dollars in thousands) (unaudited)

	For the Three Months
	Ended March 31,
	2004	2003
Including Interest on Deposits
Earnings:
Income before income taxes	$803,258	$676,853
Fixed charges	371,274	392,798
Interest capitalized during period, net of amortization of previously capitalized interest	(4,722)	(3,377)

Earnings, for computation purposes	$1,169,810	$1,066,274

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on deposits, short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$370,337	$392,046
Portion of rents representative of the interest factor	937	752

Fixed charges	371,274	392,798
Preferred stock dividend requirements	5,434	5,502

Fixed charges and preferred stock dividend requirements, including interest on deposits, for computation purposes	$376,708	$398,300

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits	3.11	2.68

Excluding Interest on Deposits
Earnings:
Income before income taxes	$803,258	$676,853
Fixed charges	125,275	99,936
Interest capitalized during period, net of amortization of previously capitalized interest	(4,727)	(3,382)

Earnings, for computation purposes	$923,806	$773,407

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on short-term borrowings and long-term debt and bank notes, expensed or capitalized	$124,338	$99,184
Portion of rents representative of the interest factor	937	752

Fixed charges	125,275	99,936
Preferred stock dividend requirements	5,434	5,502

Fixed charges and preferred stock dividend requirements, excluding interest on deposits, for computation purposes	$130,709	$105,438

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits	7.07	7.34

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation's Preferred Stock outstanding.